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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) October 26, 1999
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                                 VidaMed, Inc.
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            (Exact name of registrant as specified in its charter)

                                   Delaware
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                (State or other jurisdiction of incorporation)

               0-26082                                 77-0314454
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       (Commission File Number)            (IRS Employer Identification No.)


   46107 Landing, Fremont, California                     94538
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(Address of principal executive offices)               (Zip Code)


      Registrant's telephone number, including area code  (510) 492-4900
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                                Not Applicable
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        (Former name or former address, if changed since last report.)
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                   INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.   Other Events

Issuance of Common Stock

As of October 27, 1999, Registrant sold 2,200,000 shares of its common stock in a private sale for net proceeds of approximately $4,300,000. The common stock was sold to existing shareholders or persons or entities affiliated with such shareholders. The common stock was sold at $2.00 per share, or $0.188 below the closing sale price of the common stock on the day preceding the sale. In connection with the sale, Bigelow & Company was granted 30,000 shares of Registrant's common stock for providing consulting services to Registrant.

In connection with the sale, Registrant granted certain registration rights to the purchasers of the common stock. Under the agreement, Registrant is required to use its best efforts to register for resale the common stock sold within 90 days of October 27, 1999. If the common stock sold is not timely registered, purchasers will be issued a warrant to purchase a number of shares of common stock up to 25% of the amount of common stock purchased in the private sale.
The per share exercise price under such warrant will be $2.4068 and the term of the warrant will be for three years.

THE FOREGOING DESCRIPTION OF THE PRIVATE SALE IS ONLY A BRIEF SUMMARY, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT
10.1 TO THIS REPORT ON FORM 8-K, WHICH IS INCORPORATED HEREIN BY THIS REFERENCE.

Waiver of Event of Default

On October 26, 1999, Registrant entered into an Amendment and Waiver Agreement whereby Registrant's secured lender, Transamerica Business Credit Corporation, waived an event of default under that certain Loan and Security Agreement between them dated October 20, 1998. The event of default resulted from Registrant's receipt of a qualified opinion from its independent accountants in connection with Registrant's amended annual report on Form 10-K for the fiscal year ended December 31, 1998. In connection with waiver of the event of default, Registrant paid Transamerica a $10,000 fee and issued it a warrant to acquire up to 20,000 shares of Registrant's common stock for a

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purchase price of $0.89 per share. The warrant has a term of five years, and carries piggy-back registration rights.

Potential Loss of NASDAQ Listing

The private sale of common stock disclosed above was precipitated by Registrant's receipt from NASDAQ of notice that it did not have sufficient net tangible assets to satisfy its minimum listing requirement to remain listed on the NASDAQ National Market. Although Registrant believes that the $4,300,000 net proceeds from the private sale described above will not be sufficient to satisfy the $4 million minimum net tangible asset listing requirement, registrant continues to seek equity financing sufficient to satisfy the minimum listing requirements.

A hearing has been scheduled for November 4, 1999, to determine whether Registrant satisfies the listing requirements to remain listed on the NASDAQ National Market. As part of that hearing, Registrant has been notified that the qualified opinion rendered by its independent accountants expressing concern about Registrant's ability to continue as a going concern must be addressed. As of the date of this filing, the qualified opinion remains in place, and the net proceeds received from the sale of its common stock are not sufficient for its withdrawal. As such, Registrant's common stock may be delisted from the Nasdaq National Market following the November 4, 1999, hearing. If delisted, Registrant will seek to have its common stock listed on the NASDAQ SmallCap Market. There can be no assurance, however, that it will be successful in having its common stock listed on the SmallCap Market.

Delisting from the Nasdaq National Market could adversely affect the liquidity and price of Registrant's common stock. Investors may find it more difficult to dispose of or obtain accurate quotations for Registrant's common stock if it is delisted because the bid and asked quotations would be reported on an electronic bulletin board such as the OTC Bulletin Board or a similar quotation medium.

Item 7 Financial Statements, Pro Forma Financial Information and Exhibits

10.1 Purchase Agreement dated October 27, 1998, between Registrant and the investors identified therein, including exhibits.

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99.1  Registrant's Press Release dated October 28, 1999.

99.2  Registrant's Press Release dated October 29, 1999.

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  VIDAMED, INC.
                                                  (Registrant)

Date: October 29, 1999                        By  /s/ Randy D. Lindholm
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                                                  Randy D. Lindholm
                                                  President and Chief Executive
                                                  Officer

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